UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2017

Arena Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-31161	23-2908305
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6154 Nancy Ridge Drive, San Diego, CA		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 453-7200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

In this report, “Arena Pharmaceuticals,” “Arena,” “Company,” “we,” “us” and “our” refer to Arena Pharmaceuticals, Inc., and/or one or more of our wholly owned subsidiaries, unless the context otherwise provides. Arena Pharmaceuticals® and Arena® are registered service marks of Arena Pharmaceuticals, Inc.

Item 2.02 Results of Operations and Financial Condition.

On April 17, 2017, we filed a preliminary prospectus supplement with the Securities and Exchange Commission, or the SEC, in which we disclosed that we had cash and cash equivalents as of March 31, 2017 of $79.5 million, which includes approximately $0.3 million of cash held by Beacon Discovery, Inc., a variable interest entity.

Item 8.01 Other Events.

We are filing the following information with the SEC for the purpose of updating certain aspects of our publicly disclosed descriptions of our business and risk factors, as well as to provide an update on sales to date under our at-the-market offering facility.

Overview

We are a biopharmaceutical company focused on developing novel, small-molecule drugs across a range of therapeutic areas, and are currently directing our efforts and resources primarily on the following activities:

•	Advancing our proprietary clinical programs:

•	Etrasimod (formerly APD334)—an oral, next generation, selective sphingosine 1-phosphate, or S1P, receptor modulator targeting the S1P receptor subtypes 1, 4 and 5, which we are evaluating in multiple ongoing Phase 2 clinical trials for:

•	Ulcerative Colitis, or UC

•	Dermatological Extra-Intestinal Manifestations, or Derm EIMs, in Inflammatory Bowel Disease, or IBD

•	Pyoderma Gangrenosum, or PG, with and without co-morbidities including IBD

We also intend, in 2017, to initiate an additional trial in Primary Biliary Cholangitis, or PBC

•	Ralinepag (formerly APD811)—an oral, next generation, selective IP receptor agonist targeting the prostacyclin pathway in an ongoing Phase 2 clinical trial for pulmonary arterial hypertension, or PAH

•	APD371—a highly selective, peripherally restricted, orally available, full agonist of the cannabinoid-2 receptor, which we are evaluating in an ongoing Phase 2 clinical trial for pain associated with Crohn’s disease

•	We continue to explore additional indications for all of our clinical-stage programs

•	Supporting our collaborators, including the following:

•	Eisai Inc. and Eisai Co., Ltd. in their efforts with respect to BELVIQ

•	Axovant Sciences Ltd. in its efforts with respect to nelotanserin, an orally available inverse agonist of the serotonin 2A receptor, which is in (i) a Phase 2 clinical trial in Lewy body dementia patients who experience frequent visual hallucinations, and (ii) a separate Phase 2 clinical trial to evaluate nelotanserin as a potential treatment for rapid-eye-movement, or REM, behavior disorder in patients with dementia with Lewy bodies

•	Boehringer Ingelheim International GmbH, targeting a G protein-coupled receptor that belongs to the group of orphan central nervous system receptors, which is in preclinical development

Sales under At-The-Market Offering Facility

As previously disclosed, in January 2017 we entered into an Equity Distribution Agreement, pursuant to which we may sell and issue shares of our common stock having an aggregate offering price of up to $50 million from time to time in transactions that are deemed to be “at-the-market offering” as defined in Rule 415 under the Securities Act of 1933, as amended, or the Securities Act.

As of April 10, 2017, we had sold 4,890,232 shares of our common stock at an average price of $1.51 per share under the Equity Distribution Agreement, for aggregate gross proceeds of $7,358,256 before deducting commissions and other issuance costs.

RISK FACTORS

Investment in our stock involves a high degree of risk. You should consider carefully the risks described below, together with other information in this Current Report on Form 8-K and other public filings, before making investment decisions regarding our stock. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. Additional risks facing our company are described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 (“Annual Report”), as filed with the SEC. Moreover, the risks described below and in our Annual Report are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects or financial condition.

Certain Risks and Potential Disadvantages Associated with Our Proposed Reverse Stock Split

We cannot assure you that our proposed reverse stock split will increase our stock price.

In connection with our 2017 Annual Meeting of Stockholders currently scheduled for June 13, 2017, we are seeking stockholder approval for a series of alternate amendments to our Amended and Restated Certificate of Incorporation to effect, at the option of our Board of Directors, a reverse stock split of our common stock at a reverse stock split ratio ranging from one-for-six (1:6) to one-for-ten (1:10), inclusive, with the effectiveness of one of such amendments and the abandonment of the other amendments, or the abandonment of all amendments, to be determined by our Board of Directors prior to the date of our 2018 Annual Meeting of Stockholders. We expect that a reverse stock split, if approved and implemented, will increase the market price of our common stock. However, the effect of a reverse stock split on the market price of our common stock cannot be predicted with any certainty, and the history of reverse stock splits for other companies in our industry is varied, particularly since some investors may view a reverse stock split negatively. It is possible that the per share price of our common stock after a reverse stock split will not increase in the same proportion as the reduction in the number of our outstanding shares of common stock following the reverse stock split, and the reverse stock split may not result in a per share price that would attract brokers and investors who do not trade in lower priced stocks. In addition, although we believe a reverse stock split may enhance the desirability of our common stock to certain potential investors, we cannot assure you that, if implemented, our common stock will be more attractive to institutional or other long term investors. Even if we implement a reverse stock split, the market price of our common stock may decrease due to factors unrelated to the reverse stock split. In any case, the market price of our common stock may also be based on other factors which may be unrelated to the number of shares outstanding, including our future performance. If a reverse stock split is consummated and the trading price of the common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split.

Our proposed reverse stock split may decrease the liquidity of our common stock and result in higher transaction costs.

The liquidity of our common stock may be negatively impacted by reverse stock split (if approved and implemented), given the reduced number of shares that would be outstanding after the reverse stock split, particularly if the stock price does not increase as a result of the reverse stock split. In addition, if a reverse stock split is implemented, it will increase the number of our stockholders who own “odd lots” of fewer than 100 shares of common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock. Accordingly, a reverse stock split may not achieve the desired results of increasing marketability and liquidity of our common stock.

The effective increase in the authorized number of shares of our common stock as a result of our proposed reverse stock split could have anti-takeover implications.

In addition to our reverse stock split proposal, we are also seeking at our 2017 Annual Meeting of Stockholders approval for a reduction in the total number of authorized shares of our common stock, but only if the reverse stock split proposal is approved and a reverse stock split is implemented. If both stockholder proposals are approved, the reduction in our authorized shares of common stock will be 50% of the reduction in the issued and outstanding shares immediately following the reverse stock split; as a result, the combination of the reverse stock split and reduction in our authorized shares would effectively increase our authorized shares relative to our issued and outstanding shares. This effective increase in the authorized number of shares of our common stock could, under certain circumstances, have anti-takeover implications. The additional shares of common stock that would become available for issuance if these stockholder proposals are approved and a reverse stock split is implemented could be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or our management. For example, without further stockholder approval, our Board of Directors could adopt a “poison pill” which would, under certain circumstances related to an acquisition of our securities that is not approved by our Board of Directors, give certain holders the right to acquire additional shares of our common stock at a low price. Our Board also could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. Although these stockholder proposals have been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is our Board of Directors currently aware of any such attempts directed at us), stockholders should be aware that approval of these proposals could facilitate future efforts by us to deter or prevent changes in control, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 17, 2017	Arena Pharmaceuticals, Inc.

	By:	/s/ Amit Munshi
Amit Munshi
President and Chief Executive Officer